Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441

Pricing Supplement No. 71 dated October 24, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-131

                    5.50% Callable Notes due October 15, 2015

The description in this pricing supplement of the particular terms of the 5.50% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:           $3,248,000.00               Interest Rate:                 5.50%

Price to Public:            100%                        Issuance Date:                 October 27, 2005

Net Proceeds to Trust:      $3,199,280.00               Stated Maturity Date:          October 15, 2015

Agent's Discount:           1.50%                       Initial Interest Payment Date: April 15, 2006

CUSIP Number:               41659FFZ2                   Interest Payment Frequency: Semi-Annually

Day Count Convention: 30/360                            Regular Record Dates: 15 days prior to any
                                                        Interest Payment Date.
Optional Redemption: Yes [X] No [   ]                   The Survivor's Option  [X] is [ ] is not
Optional Redemption Date: October 15, 2007              available
  or any Interest Payment Date thereafter.                Annual Put Limitation: $1 million or 1%
  Initial Redemption Percentage: 100%                     Individual Put Limitation: $250,000
  Annual Percentage Reduction: N/A                        Trust Put Limitation: N/A
  Redemption may be: [X] In whole only.
                     [ ] In whole or in part.           Authorized Denominations: $1,000 integral
                                                        amounts.

Securities Exchange Listing: None.                      Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.

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

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Advest Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:             FA-405131                Interest Rate:                 5.50%

Contract Payment:              $3,248,015.00            Effective Date:                October 27, 2005

Deposit Amount :               $3,199,295.00            Stated Maturity Date:          October 15, 2015
(if different from Contract Payment)
Day Count Convention:          30/360                   Initial Interest Payment Date: April 15, 2006
Special Tax Considerations:    None.                    Interest Payment Frequency:
                                                        Semi-Annually
Optional Redemption: Yes [X] No [ ]                     Survivor Option:  Under the Funding
Optional Redemption Date: October 15, 2007                Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.                Company [X] is [ ] is not required to
  Initial Redemption Percentage:  100%                    provide the Trust with amounts it needs to
  Annual Percentage Reduction:    N/A                     honor valid exercises of the Survivor's
  Redemption may be: [X] In whole only.                   Option.
                     [ ] In whole or in part.
                                                        Other Provisions Relating to the Funding
                                                        Agreement: None.


           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of October 27, 2005, the Notes will be rated by the indicated rating agencies as follows:

                     Standard & Poor's: AA-          Moody's: Aa3
                     A.M. Best: aa-                  Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of October 27, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                     Standard & Poor's: AA-          Moody's: Aa3
                     A.M. Best: aa-                  Fitch: AA

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